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                                                                     EXHIBIT 5.1



                              November 19, 1997



Aehr Test Systems
1667 Plymouth Street
Mountain View, CA 94043

    RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 19, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1986 Incentive Stock Option Plan (as to 653,613 shares), of the 1996 Stock Option Plan (as to 649,688 shares), and of the 1997 Employee Stock Purchase Plan (as to 300,000 shares) (collectively, the "Plans"). As legal counsel for Aehr Test Systems, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

    It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                             Very truly yours,

                             WILSON SONSINI GOODRICH & ROSATI
                             Professional Corporation

                             /S/ WILSON SONSINI GOODRICH & ROSATI